Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to this incorporation by reference in this Registration Statement (Form S-8) pertaining to the GlobalSantaFe 401(k) Savings Plan of our reports dated February 27, 2007, with respect to the consolidated financial statements and schedules of Transocean Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Transocean Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Transocean Inc., filed with the Securities and Exchange Commission.

Ernst & Young LLP

Houston, Texas

November 27, 2007